Exhibit 10.25

August 13, 2019

Dave Kahley

Dear Dave:

On behalf of ServiceMax, Inc. (the “Company”), it is my pleasure to offer you the position of SVP, Customer Success, reporting to me. We are excited to have you join the team! Please take the time to read through the important information below.

Position

This is a full-time, exempt position. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. We reserve the right to change reporting structures and relationships as needed.

Compensation

You will be paid a starting base salary at the rate of $325,000 (Three Hundred Twenty Five Thousand) annually, payable in accordance with the Company’s standard payroll schedule. In addition to your base salary you will be eligible to participate in the Company’s Executive Incentive Compensation Plan. Your target annual incentive compensation shall be 54% of your base salary or $175,000 (One Hundred Seventy Five Thousand). You must be an employee in good standing in order to participate in the plan.

Sign-On Bonus

The Company will pay you a Sign-On Bonus in the total amount of $500,000 (Five Hundred Thousand) less applicable deductions required by law, provided your employment commences on or before September 9, 2019. This Sign-on Bonus will be paid as follows:

$200,000	-	September 2019
$150,000	-	September 2020
$150,000	-	September 2021

Should the Company terminate your employment for cause or should you choose to leave the Company for any reason, in either case prior to the one-year anniversary of your start date, you will be required to repay the Company a pro-rated share of the Sign-on Bonus not earned based on the service times associated with this bonus.

Benefits

You will be eligible to participate in the company’s health benefits plan upon acceptance by our provider. The Company may modify compensation and benefits at any time.

4450 Rosewood Drive, Suite 200  |  Pleasanton, CA 94588  |  www.servicemax.com

Profits Interest Award Grant

Subject to the approval of the Company’s Board of Directors (the “Board”), you will participate in our Profits Interest Award plan and be granted an amount of Class B Units in ServiceMax JV, LP, the parent company of ServiceMax, Inc., at a baseline value of $2,000,000. The units are governed by the Profits Interest Award Agreement including the associated Amended and Restated Partnership Agreement of ServiceMax JV, LP (collectively, the “award agreement”). Your award agreement will provide the details of your grant, including the number of units and the breakdown as to the allocation of time vesting units versus performance vesting units. Time vesting means that a portion of the units will vest during each interval that you remain employed at ServiceMax. The first 25% of the time-based units will vest after the first year; then 6.25% of the remaining time-based units will vest each quarter thereafter. Performance vesting occurs if you are employed at the time of a liquidation event for the partnership. Payment for both vested time-based units as well as performance-based units is contingent upon the achievement of a liquidation event that achieves certain specified returns.

Outside Activities

While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Withholding Taxes

All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes unless explicitly stated otherwise.

Proprietary Information and Inventions Agreement

As a condition of your employment with the Company, you will be required to sign the Company’s Confidential Information, Intellectual Property, and Invention Assignment Agreement enclosed as Attachment A.

Proprietary Information

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any conflicts of Interest or contract you have signed that may restrict your employment eligibility or activities on behalf of the Company. Further, you agree to protect against unauthorized disclosure of confidential information and to return any confidential information and other Company property when your employment ends Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

4450 Rosewood Drive, Suite 200  |  Pleasanton, CA 94588  |  www.servicemax.com

Additional Terms

In addition to this letter, your offer of employment is conditioned upon your:

•	Providing proof of eligibility to work in the United States;

•	Completion of an Employment Application;

•	Successful completion of education and employment verification.

For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

Entire Agreement

This offer is contingent upon the satisfactory outcome of the pre-employment reference checks. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date this letter and the Confidential Information, Intellectual Property, and Invention Assignment Agreement. You will receive a fully executed agreement via DocuSign.

This offer, if not accepted, will expire at noon on August 14, 2019. We look forward to having you join us no later than September 9, 2019.

Very truly yours,
SERVICEMAX, INC.

/s/ Neil Barua
Neil Barua, CEO
ServiceMax, Inc.

I have read and accept this employment offer.

/s/ Dave Kahley
Dave Kahley

Dated: 8/14/2019

Enclosure

Attachment A: Confidential Information, Intellectual Property, and Invention Assignment Agreement

4450 Rosewood Drive, Suite 200  |  Pleasanton, CA 94588  |  www.servicemax.com

Attachment A

CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY, AND INVENTION ASSIGNMENT AGREEMENT (“ AGREEMENT”)

As a condition of my employment with ServiceMax, Inc. a Delaware corporation, its subsidiaries, affiliates, successors or assigns (together, the “Company”). (“Company”), I agree as follows:

1.	Protection of Confidential Information.

A. Definition of Confidential Information. In the course of my Company employment, I will learn of or have disclosed to me various “Confidential Information”. In understand that Confidential Information1 means information (including any and all combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company’s business which is not generally known and which the Company wishes to maintain as confidential and includes any information designated or labeled as ‘confidential’ or ‘proprietary’ or which is of the type one would reasonably expect a business to maintain in confidence. Confidential Information includes both information disclosed by the Company to me, and information developed or learned by me during the course of my employment with Company. Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not such information is identified as Company Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by Company to me; (ii) becomes publicly known or made generally available after disclosure by Company to me through no wrongful action or omission by me; (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by Company as shown by my then-contemporaneous written records; or (iv) is not otherwise protected by applicable law; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

[1]

Confidential Information sometimes referred to as “Company Confidential Information” includes, for example, technical information such as know-how, formulae, computer software, logic design, schematics, and manufacturing processes; business information such as information about costs, prices, profits, markets, sales, customers, and vendors; personnel information such as evaluations, salary and compensation data, and private phone numbers; and information relating to innovative activities, such as inventions, research projects, plans for future development, and patent strategy. Confidential Information includes confidential or proprietary information of a third party to which Company owes a duty of confidentiality or non-use and may also include Work Product (as defined below). Although certain information or technology may be generally known in the relevant industry, the fact that Company uses it, and how Company uses it, may not be known, and is therefore Confidential Information.

4450 Rosewood Drive, Suite 200  |  Pleasanton, CA 94588  |  www.servicemax.com

1.1

Confidentiality Obligations. I agree that during and after the term of my employment, I will hold in the strictest of confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information to any “unauthorized persons”[2] or use for any “unauthorized purposes”[3] any Confidential Information which I learn or receive in connection with my employment without the written consent of an officer of Company. I further agree that I will not use the Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of my employment. These duties do not apply to Confidential Information which is or becomes publicly known through no action or fault of my own or to Confidential Information which is subsequently rightfully disclosed to me by a third party without duties of confidentiality and restricted use. I understand that my obligations under this Section shall continue after the end of my employment.

1.2

Consultation. If I am in doubt as to whether certain information is Confidential Information, or whether Confidential Information has become public knowledge, I agree to consult with the management of Company prior to disclosing or using the information.

2.	No Conflicting Obligations.

2.1

Conflict of Interest. In order to avoid conflicts of interest and inadvertent disclosure or improper use of Confidential Information, and to ensure that I devote my professional energies to Company, I agree that while I am employed by Company I will not accept or engage in any professional employment, consulting or other relationship with any business without first giving written notice to, and receiving written approval from, the CEO or Chief Financial Officer. While Company’s policy is to consider such approval requests on a case-by-case basis, Company typically approves such requests as to non-exempt employees so long as the other business is not a Company competitor or a major Company supplier or customer.

2.2

No Breach of Other Obligations. I represent that my performance of my duties for Company will not breach any non-compete, invention assignment, or proprietary or confidential information agreement with any former employer or other party or create any conflict of interest with anyone. Former Employer Confidential Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation to keep in confidence. I further agree that I will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party. I have returned all property and confidential information belonging to all prior employers. I also agree that I will not disclose to Company, or use for Company’s benefit, any confidential information or material in violation of the rights of my former employers or any third parties.

[2]

“Unauthorized persons” are those people who either (1) do not have a need to know the information to further a Company-authorized purpose or (2) do have such a need but are not obligated both to maintain such information in confidence and to use such information only for a Company-authorized purpose.

[3]	An “unauthorized purpose” means a purpose that does not further the interests of Company or that is not otherwise approved in writing by a Company officer.

4450 Rosewood Drive, Suite 200  |  Pleasanton, CA 94588  |  www.servicemax.com

2.3

Third Party Information. I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, consultants, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Associated Third Party Confidential Information and to use it only for certain limited purposes. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter, that I owe the Company and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

3.	Disclosure and Assignment to Company of Work Product.

3.1

Ownership of Work Product. I agree that Company and its assigns will be the exclusive owner of Work Product[4] and all patents, trademarks, copyrights, mask works, moral rights and other statutory or common law protections in any and all countries (“IP Rights”) covering or otherwise associated with my Work Product. In addition, to the extent Company has not obtained exclusive ownership due to my Company employment, I agree to, and do hereby, assign to the Company and waive any and all IP Rights in my Work Product without further compensation or consideration.

[4]

“Work Product” means any and all tangible materials and all ideas, inventions, improvements, discoveries, know-how, techniques and works of authorship (including but not limited to computer programs, software, logic design and documentation) and other information and materials, whether or not patentable, copyrightable or otherwise registrable under applicable statutes, that I may make, conceive, reduce to practice, develop, learn or work on, either alone or jointly with others, whether or not reduced to drawings, written description, documentation, models or other tangible form that I develop a) using the Company’s equipment, supplies or trade secrets; b) resulting from work I perform for the Company; and/or c) relate to the Company’s current or anticipated research and development will be Company’s sole and exclusive property.

4450 Rosewood Drive, Suite 200  |  Pleasanton, CA 94588  |  www.servicemax.com

3.2

Excluded Inventions. However, as provided by California Labor Code § 2870, Section 4.1 does not apply to any invention that I develop entirely on my own time and to which all of the following apply: (i) no equipment, supplies, facilities or trade secret information of Company are used, (ii) it is not related to Company’s business or Company’s actual or demonstrably anticipated research and development, and (iii) it does not result from any work performed by me for Company.

In addition, Section 3.1 does not apply to any inventions which I made or conceived or first reduced to practice alone or jointly with others prior to my engagement by Company. I represent that Exhibit A is a complete list of my pre-employment inventions that I desire to have specifically excluded from my obligations under this Section. If no such list is attached to this Agreement, I represent that I have made no such inventions as of the effective date of this Agreement.

I agree to promptly make full written disclosure to the Company of any such Inventions, and to deliver and assign and hereby irrevocably assign fully to the Company all of my right, title and interest in and to such Inventions. I further agree to promptly disclose to the President of the Company any such Invention that I believe is to be excluded by Labor Code Section 2870 as provided in herein and Exhibit A so the Company can make an independent assessment. I agree that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

All of these Section 4.2 inventions are referred to as “Excluded Inventions.”

3.3

Certain Rights of Company In Excluded Inventions. If I incorporate any Excluded Invention into any Company product or service or otherwise use an Excluded Invention for Company’s benefit as part of my Company employment activities, Company is hereby granted and shall have a fully paid, nonexclusive, royalty-free, irrevocable, perpetual, worldwide, transferable and sublicensable license to make, have made, modify, create derivative works, reproduce, use, offer to sell, sell, import and distribute such Excluded Invention (as may be improved or enhanced by or for Company) and any Company product or Company service incorporating such Excluded Invention.

3.4

Maintenance and Return of Records. I agree to keep, and make available to Company on demand, adequate and current written records of all my Work Product. I agree that these records, and all other information and documents coming into my possession or kept by me in connection with my employment, are the sole property of Company. I agree to return to all originals and copies of all such documents to Company promptly upon termination of my employment.

3.5

Disclosure of Work Product. I will promptly disclose to Company all Work Product other than Excluded Inventions. In addition, I agree that, if requested by Company, I will disclose in confidence any inventions that I consider to be Excluded Inventions so that the ownership of such inventions can be established.

4450 Rosewood Drive, Suite 200  |  Pleasanton, CA 94588  |  www.servicemax.com

3.6

Exception to Assignments. I UNDERSTAND THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INVENTIONS TO THE COMPANY DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (INCORPORATED WITH EXHIBIT A). I WILL ADVISE THE COMPANY PROMPTLY IN WRITING OF ANY INVENTIONS THAT I BELIEVE MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND ARE NOT OTHERWISE DISCLOSED ON EXHIBIT A

3.7

Protection of Rights in Work Product. I will assist Company in every reasonable way (such as by signing documents and giving evidence and testimony) to establish Company’s ownership of and other rights in all Work Product and related IP Rights (other than Excluded Inventions) in any and all countries. If I am unavailable for any reason, I hereby appoint Company, as my agent and attorneys-in-fact to execute and file any document(s) and to do all other acts to further the prosecution, issuance, enforcement and maintenance of IP Rights in the Work Product other than Excluded Inventions. My obligations under this Section will extend beyond the termination of my employment provided that Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at Company’s request.

4.	Return of Company Materials.

Upon separation from employment with the Company, on Company’s earlier request during my employment, or at any time subsequent to my employment upon demand from the Company, I will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all devices and equipment belonging to the Company (including keys, computers, handheld electronic devices, telephone equipment, and other electronic devices), all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to this Agreement. I also consent to an exit interview to confirm my compliance with this Agreement.

5.	Termination Certification.

Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit B.

6.	Solicitation of Employees.

6.1

Non-Solicitation. I agree that for twelve (12) months from this date, I will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. I agree that nothing in this paragraph shall affect my continuing obligations under the Confidential Information, Invention Assignment, and Arbitration Agreement during and after this twelve (12) month period, including, without limitation, my obligations herein. The foregoing restriction on solicitation shall not apply to any general solicitations for employment, such as any Internet help wanted advertisement, or any search firm engagement, in each case which is not directed at or focused on any of the Company’s employees.

4450 Rosewood Drive, Suite 200  |  Pleasanton, CA 94588  |  www.servicemax.com

6.2

6.2 Liquidated Damages. THE PARTIES AGREE THAT THE PRECISE AMOUNT OF DAMAGES FLOWING FROM ANY DISCLOSURE IN VIOLATION OF THE NONSOLICITATION PROVISION SET FORTH IN SECTION 18.1 WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO CALCULATE OR PROVE, AND THEREFORE, DENTIST AGREES THAT IF HE BREACHES SUCH PROVISIONS BY SOLICITING ANY OF EMPLOYER’S EMPLOYEES TO LEAVE THEIR EMPLOYMENT WITH EMPLOYER, THEN EMPLOYER SHALL BE ENTITLED TO RECEIVE FROM DENTIST AS LIQUIDATED DAMAGES THE SUM OF TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) PER PROVEN BREACH.

7.	Notification of New Employer.

If I leave Company for any reason, I consent to Company notifying my new employer of my rights and obligations under this Agreement.

8.	Audit.

I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, voicemail, or documents that are used to conduct the business of the Company. All information, data, and messages created, received, sent, or stored in these systems are, at all times, the property of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.

I am aware that the Company has or may acquire software and systems that are capable of monitoring and recording all network traffic to and from any computer I may use. The Company reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through these systems with or without notice to me and/or in my absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by me), and all file transfers into and out of the Company’s internal networks. The Company further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information I have downloaded. ln addition, the Company may review Internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.

4450 Rosewood Drive, Suite 200  |  Pleasanton, CA 94588  |  www.servicemax.com

9.	Defense of Trade Secrets Act Whistleblower Immunity

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

10.	Miscellaneous Clauses.

This Agreement constitutes the entire agreement, and supersedes all previous or contemporaneous agreements or representations, whether oral or written, express or implied, between Company and me with regard to its subject matter. This Agreement cannot be modified or waived unless in writing, signed by me and either the CEO or Chief Financial Officer.

The invalidity or unenforceability of any provision(s) of this Agreement under particular facts and circumstances shall not affect the validity or enforceability either of other provisions of this Agreement or, under other facts and circumstances, of such provision(s).

This Agreement is governed by and construed in accordance with the laws of the State of California for contracts entered into in California between California residents.

This Agreement is binding upon my heirs, executors, administrators, or personal representatives and inures to the benefit of successors and assigns of Company. If a subsidiary or parent of Company or another entity affiliated with Company should employ me, then during the term of such employment, the term “Company’’ shall refer to such employer.

Any dispute arising under or relating to this Agreement shall be litigated exclusively in Federal or California courts located in Santa Clara County, California and the Company and I hereby consent and submit to the jurisdiction and venue of such courts.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions. I UNDERSTAND THAT THIS AGREEMENT IS EFFECTIVE AS OF THE DATE MY EMPLOYMENT WITH COMPANY COMMENCED OR WILL COMMENCE.

4450 Rosewood Drive, Suite 200  |  Pleasanton, CA 94588  |  www.servicemax.com

EMPLOYEE		ACCEPTED AND AGREED TO BY:

ServiceMax, Inc.

By:	/s/ Dave Kahley	By:	/s/ Neil Barua
	Dave Kahley		Neil Barua, CEO

Address		Date Executed: 8/15/2019

Date Executed: 8/14/2019

4450 Rosewood Drive, Suite 200  |  Pleasanton, CA 94588  |  www.servicemax.com

EXHIBIT A

LIST OF PRE-EMPLOYMENT INVENTIONS

This List of Pre-Employment Inventions, along with any attached pages, is part of and incorporated by reference into the attached Confidential Information, Intellectual Property, and Invention Assignment Agreement.

CALIFORNIA LABOR CODE SECTION 2870-INVENTIONS EXEMPT FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

INSTRUCTIONS TO EMPLOYEE: Please identify in the DOCUMENT CHART below preexisting documents which describe, and upon which you will rely to establish your ownership of, your pre-employment inventions. Please do not disclose to Company your pre-employment inventions in detail unless Company expressly requests that you do.

In filling out the DOCUMENT CHART, please note that witnesses are people who have read and understood the referenced document and who therefore can testify to the existence of the inventions, ideas or works of authorship. Also, inventions, ideas, or works of authorship not owned by you (for example because they have been assigned to a prior employer) are not to be listed here. If any documents are identified below, then Company may request you to provide the documents and other information to determine if any impediments to employment by Company exist.

4450 Rosewood Drive, Suite 200  |  Pleasanton, CA 94588  |  www.servicemax.com

DOCUMENT CHART

No. Of Document	Title Of Document	Date On Document	Names of Witnesses Signing The Document	No. Of Pages Of The Document
1
2
3
4
5

Signed:		Date:
Dave Kahley

4450 Rosewood Drive, Suite 200  |  Pleasanton, CA 94588  |  www.servicemax.com